The Depository Trust Company
A subsidiary of the Depository Trust & Clearing Corporation

BLANKET ISSUER LETTER OF REPRESENTATIONS
(To be completed by Issuer and Co-Issuer(s), if applicable)

ETF Series Solutions
(Name of Issuer and Co-Issuer(s), if applicable)

5/21/12
(Date)
The Depository Trust Company
55 Water Street, 1 SL
New York, NY 10041-0099
Attention: Underwriting Department

Ladies and Gentlemen:

This letter sets forth our understanding with respect to all issues (the "Securities") that Issuer shall request to be made eligible for deposit by The Depository Trust Company (“DTC”).

Issuer is: (Note:  Issuer shall represent one and cross out the other.)

[incorporated in] [formed under the laws of] formed under the laws of Delaware.

To induce DTC to accept the Securities as eligible for deposit at DTC, and to act in accordance with DTC’s Rules with respect to the Securities, Issuer represents to DTC that issuer will comply with the requirements stated in DTC's Operational Arrangements, as they may be amended from time to time.

Note:	Very truly yours,
Schedule A contains statements that DTC
believes accurately describe DTC, the method	ETF Series Solutions
of effecting book-entry transfers of securities	(Issuer)
distributed through DTC, and certain related
matters.	By: /s/ Paul Fearday
(Authorized Officer’s Signature)

Received and Accepted	Paul Fearday
THE DEPOSITORY TRUST COMPANY	(Print Name)

615 East Michigan Street
By:	(Street Address)

Milwaukee, WI USA 53202
(City) (State) (Country) (Zip Code)

414.765.5346
(Phone Number)

paul.fearday@usbank.com
(E-mail Address)

BLOR 08/10/1